Exhibit 99.1

ACE LIMITED	PO BOX HM 1015
ACE Global Headquarters		Hamilton HM DX
17 Woodbourne AvenueBermuda
Hamilton HM 08
Bermuda	441 295-5200 main
441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283

Media Contact:	Anna Lowry
(441) 278-6683

ACE LIMITED REPORTS SECOND QUARTER RESULTS

HAMILTON, Bermuda, July 27, 2004—ACE Limited (NYSE: ACE) today reported net income for the second quarter ended June 30, 2004 of $413 million or $1.41 per share, compared with net income of $371 million or $1.32 per share for the same quarter last year. Income excluding net realized gains (losses) for the second quarter increased 33% to $380 million, or $1.29 per share, compared with $286 million or $1.01 per share for the same quarter of last year.(1)

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “This was an excellent quarter. All of our business segments performed well, which is a reflection of the investments we have made to increase both our product capability and physical presence globally. In light of a softening market, I remain confident in our ability to perform given our underwriting discipline and the diversity of our business opportunities.”

Other second quarter operating highlights were as follows:

•	Net premiums written increased 19% to $2.9 billion, reflecting P&C net premium growth of 25% over 2003

•	The P&C combined ratio improved to 89.0% for the quarter compared with 91.7% a year ago

•	Operating cash flow amounted to approximately $1.1 billion for the quarter

•	Cash and invested assets increased by $546 million from March 31, 2004

•	Net investment income increased 12% to $236 million. P&C net investment income increased 24% over 2003

•	Shareholders’ equity decreased 2% from March 31, 2004, principally because unrealized losses on investments exceeded net income

•	Tangible equity decreased to $6.6 billion, a reduction from March 31, 2004 of 1%

•	Debt to total capital ratio rose to 19.8% from 16.1% at March 31, 2004. In June 2004, the Company sold $500 million of 10-year senior debt with a 5.875% coupon. The proceeds of this debt were used in July to redeem $75 million of callable debt and will be used in August to refinance a maturing $400 million bond.

•	Annualized return on ordinary equity for the quarter ended June 30, 2004 was 16.9%; excluding FAS 115, it was 17.7%

•	Diluted book value per ordinary share as of June 30, 2004 decreased 3% to $30.46 from March 31, 2004.(2)

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Financial results improved over the prior year’s results for virtually every business segment. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 37% and the combined ratio improved to 90.3%.

•	Insurance-Overseas General: Net premiums written increased 21% (11% after foreign exchange impact) and the combined ratio improved to 89.3%.

•	Global Reinsurance: Net premiums written were up 6% and this segment’s combined ratio improved to 76.1%.

•	Financial Services (adjusted for Assured Guaranty): Income excluding realized gains (losses) increased 37% and the combined ratio improved to 80.6%.

On April 23, 2004, the Company completed the sale of 65.3 percent of its financial and mortgage guaranty reinsurance and insurance businesses through the initial public offering (IPO) of 49 million common shares of Assured Guaranty Ltd. at $18.00 per share. The Company received total proceeds of approximately $1.035 billion. This comprised $835 million of net offering proceeds and a return of capital of $200 million. This was a beneficial transaction for ACE as it enabled capital to be reallocated to higher growth, higher ROE businesses, and reduced its overall credit exposure. As a result of the transaction, the Company’s book value declined by approximately $61 million, comprising an $18 million after tax loss and a $43 million reduction to other comprehensive income, representing a reclassification of previously unrealized investment gains to income.

Please refer to the ACE Financial Supplement June 30, 2004, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, loss on sale of Assured Guaranty, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_June_30_2004.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE Limited (NYSE: ACE) will host its second quarter 2004 earnings conference call and webcast on Wednesday, July 28, 2004 beginning at 8:30 a.m. EDT. The call is available via live and archived webcast at www.acelimited.com or by dialing 1-973-582-2745. Please refer to our website in the “Investor Information, Calendar of Events” for details. A replay of the call will be available until Monday, August 30, 2004. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 4928961.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

1	Income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).
2	Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

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Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those, set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	June 30 2004	December 31 2003
	(Unaudited)
Assets
Total investments and cash	$26,735	$24,008
Insurance and reinsurance balances receivable	3,567	2,837
Reinsurance recoverable	14,374	14,081
Other assets	8,975	8,627

Total assets	$53,651	$49,553

Liabilities
Unpaid losses and loss expenses	$28,224	$27,155
Unearned premiums	6,555	6,051
Other liabilities	9,652	7,512

Total liabilities	$44,431	$40,718

Shareholders’ equity
Total shareholders’ equity	$9,220	$8,835

Total liabilities and shareholders’ equity	$53,651	$49,553

Diluted book value per ordinary share (2)	$30.46	$29.46

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Gross premiums written	$4,040	$3,405	$8,456	$7,518
Net premiums written	2,867	2,406	6,105	5,336
Net premiums earned	2,788	2,306	5,388	4,378
Losses and loss expenses	1,725	1,459	3,267	2,742
Life and annuity benefits	44	44	86	92
Policy acquisition costs	396	334	761	630
Administrative expenses	309	287	624	547

Underwriting income	314	182	650	367
Net investment income	236	211	474	417
Other income (expense)	(6)	1	(23)	(5)
Interest expense	47	43	91	88
Income tax expense	117	65	219	126

Income excluding net realized gains (1)	380	286	791	565
Net realized gains	43	107	100	67
Tax expense on net realized gains	(10)	(22)	(31)	(14)

Net income	413	371	860	618
Preference shares dividend	(11)	(4)	(22)	(4)
FELINE PRIDE dividend	—	(3)	—	(10)

Net income available to holders of ordinary shares	$402	$364	$838	$604

Diluted earnings per share:
Income excluding net realized gains (1)	$1.29	$1.01	$2.70	$2.04
Net income	$1.41	$1.32	$2.94	$2.23

Weighted average diluted shares outstanding	285,371,164	275,232,339	285,037,944	270,718,977

Loss and loss expense ratio	63.1%	64.5%	61.8%	63.9%
Policy acquisition cost ratio	14.3%	14.6%	14.2%	14.5%
Administrative expense ratio	11.3%	12.6%	11.8%	12.7%
Combined ratio	88.7%	91.7%	87.8%	91.1%

Ratios exclude life reinsurance business

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ACE Limited Consolidated Supplemental Segment Information (in millions of U.S. dollars) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Gross Premiums Written
Insurance—North American	$2,102	$1,648	$4,007	$3,312
Insurance—Overseas General	1,500	1,244	3,174	2,650
Global Reinsurance*	423	395	1,052	906
Financial Services	15	118	223	650

Total	$4,040	$3,405	$8,456	$7,518

Net Premiums Written
Insurance—North American	$1,329	$969	2,541	1,902
Insurance—Overseas General	1,105	916	2,303	1,897
Global Reinsurance*	419	389	1,039	879
Financial Services	14	132	222	658

Total	$2,867	$2,406	$6,105	$5,336

Net Premiums Earned
Insurance—North American	$1,178	$920	$2,185	$1,673
Insurance—Overseas General	1,076	860	2,110	1,674
Global Reinsurance*	400	311	780	607
Financial Services	134	215	313	424

Total	$2,788	$2,306	$5,388	$4,378

Income (Loss) Excluding Net Realized Gains (Losses)(1)
Insurance—North American	$153	$134	$301	$254
Insurance—Overseas General	107	70	219	135
Global Reinsurance*	122	82	244	171
Financial Services	51	58	136	117
Corporate	(53)	(58)	(109)	(112)

Total	$380	$286	$791	$565

*	Includes both property and casualty reinsurance and life reinsurance

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